U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 23, 2011

NUCLEAR SOLUTIONS, INC.

(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

        277 White Horse Pike, Ste.200, Atco, N.J.          08004

        (Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, (856)   753  -  1046

(Registrant’s former name and address)

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.      20015

        (Address of principal executive offices)          (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 8.01   Other Events.

On August 23, 2011, the President of the company released the following statement:

“Dear Shareholders,

We appreciate the feedback we get from you.

Recently we noticed several inquiries as to the company’s relationship with Kentucky Fuel Associates (KFA) and the status of the 2007 CTL site development contract with KFA.

A brief background: In 2007 our subsidiary company, Fuel Frontiers, Inc. (FFI) signed an agreement with KFA where FFI granted KFA the exclusive right to develop CTL projects in the state of Kentucky in exchange for FFI receiving two million dollars per site from KFA. The two million dollar fee was to be used for further engineering and development of each site. Additionally, FFI agreed to give KFA 7% of the net pre-tax income per facility for its operational life, and a 2.5% equity stake in only the first CTL plant developed in conjunction with KFA. For a more thorough description of the contract with KFA, please see the company’s annual report for 2009 filed with the Securities and Exchange Commission on April 15, 2010.

Present Status: Kentucky Fuel Associates dissolved within the last year and our contract with them is no longer in force. Since we no longer have any obligation to pay KFA 7% of the net pre-tax income per facility plus the 2.5% equity stake in the first plant, those amounts at present, would be retained by the company.

We were fortunate enough to hire two of the principals of KFA, Mr. William Chady and Mr. Gary Sparks to continue the development work that KFA started. The hiring of Mr. Chady and Mr. Sparks was reported on form 8-K on May 13, 2011 and May 14, 2011, respectively.

Sincerely,

Harry Bagot

President & CEO

U.S. Fuel Corporation”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuclear Solutions, Inc.
Dated: August 23, 2011

/s/ Harry Bagot
By: Harry Bagot